SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2005

LOGISTICAL SUPPORT, INC.
(Exact name of Registrant as Specified in Charter)

(formerly known as Bikini Team International, Inc.)

Utah	000-50222	41-2029935
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employee Identification No.)

19734 Dearborn Street
Chatsworth, California 91311
(Address of Principal Executive Offices)

818-885-0300
(Issuer Telephone Number Including Area Code)

 This Form 8-K and other reports filed by Logistical Support, Inc. (the "Registrant" or the “Company”) from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative if these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

TABLE OF CONTENTS

Item  1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Item 5.02 RESIGNATION OF DIRECTORS

Item  9.01 FINANCIAL STATEMENTS AND EXHIBITS

Item  1.01 Entry into Material Definitive Agreement

Effective June 1, 2005, the Registrant entered into a Separation Agreement by and among Registrant (or the “Company”), Hill Aerospace and Defense, LLC (“HAD”), Logistical Support, LLC (“LS”) and Mr. Harry Lebovitz, Hill Industries, Inc. (“Hill Inc.”) and Hill Industries, LLC (“Hill LLC”). Hill Inc. and Hill LLC are entities owned and controlled by Mr. Lebovitz. Pursuant to the terms of the Separation Agreement, Mr. Lebovitz has resigned effective immediately from the Board of Directors of the Company and effective July 1, 2005 he shall no longer serve in any management or service role at the Company or its subsidiaries, HAD and LS. Under the terms of the Agreement, Mr. Lebovitz has commenced a leave of absence (“LOA”) from the Company and its subsidiaries. The initial LOA is contemplated to last for one year, whereupon the parties will review their respective status and Mr. Lebovitz’s service with the Company, HAD or LS. Mr. Lebovitz will not draw a salary or other compensation during the LOA period.

In addition, during the LOA period, the Company shall purchase from Mr. Lebovitz, or Hill Inc. or Hill LLC (at the discretion of the Company) shares of common stock of the Company owned by such persons at a price per share of $0.25 (the “Purchase Price”). The Company will purchase $25,000 per month of common stock at the Purchase Price for a period of twelve months commencing on June 15, 2005. The aggregate purchases shall not exceed $300,000 over a twelve-month period, resulting in the Company acquiring up to 1,200,000 shares of common stock under the Agreement. Under certain conditions set forth in the Agreement, the Company may cease such purchases and would have no obligation to resume them.

The Agreement also provides that Mr. Lebovitz shall vote all shares of common stock over which he exercises voting control - 27,711,003 shares of common stock - in favor of Mr. Bruce Littell’s continued election to the Board of Directors, and in favor of any proposals presented to the shareholders for consent or voting which Mr. Littell approves in his capacity as a Director. Mr. Littell is the Company’s sole remaining director, its Chief Executive Officer and Chief Accounting Officer. There are 72,245,000 shares of common stock of the Company issued and outstanding. Mr. Littell exercises no voting control over any outstanding shares, but does own a warrant, currently exercisable, to purchase 9,633,637 shares of common stock.

The Agreement also includes certain representations and warranties of the parties, a release of claims in favor of the Company, HAD and LS, and indemnification in favor of the Company, HAD and LS by Mr. Lebovtiz, Hill Inc. and Hill LLC. A copy of the Separation Agreement is attached to this Current Report as an Exhibit. All references to the Separation Agreement are qualified in their entirety by the full text of the exhibit

Item  5.02 Departure of Directors

Effective June 1, 2005, Mr. Harry Lebovitz resigned from the Board of Directors of the Company. Immediately prior to his resignation he was a duly elected and acting Director and he was not a member of any committee of the Board of Directors. At the time of the effectiveness of his resignation he was not party to an employment agreement with the Company. Mr. Lebovitz resigned from the Board of Directors in connection with his leave of absence from the Company described under Item 1.01 of this Current Report.

Mr. Lebovitz is not an officer of director of any other publicly held or reporting company.

Mr. Lebovitz has worked in the government contracting and aerospace and defense industry since the late 1960s. He has held various management positions in numerous organizations. In 1997, he founded Hill Aerospace and Defense, LLC and Logistical Support, LLC. He has served as an executive manager and owner of both entities since their founding.

The Company is one of several co-guarantors on a credit facility in favor of an affiliated entity owned by Mr. Lebovitz. Mr. Lebovitz is also a co-guarantor of the loan. The principal amount of the loan outstanding is approximately $310,767. The co-guaranty of the Company is secured by substantially all the assets of the Company's subsidiary, Hill Aerospace & Defense, LLC.

We believe that the related party transaction discussed above is on terms as favorable as could have been obtained from unaffiliated third parties.

Item  9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information

Not applicable.

(c) Exhibits.

Exhibit No.  Item

10.1 Separation Agreement by and Among Registrant, Hill Aerospace and Defense, LLC, Logistical Support, LLC, Mr. Harry Lebovitz, Hill Industries, Inc. and Hill Industries, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Logistical Support, Inc.

By:	/s/ Bruce Littell
Bruce Littell
Chief Executive Officer

Dated: June 6, 2005